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                                                                    EXHIBIT 10.1

              EXCLUSIVE PRIVATE LABELING AND DISTRIBUTION AGREEMENT

         THIS EXCLUSIVE PRIVATE LABELING AND DISTRIBUTION AGREEMENT (this "AGREEMENT") is entered into as of this 5th day of May, 2005 by and between BIOLIFE SOLUTIONS, INC., a Delaware corporation with its principal offices located at 171 Front Street, Owego, New York 13827 ("SUPPLIER"), and VWR INTERNATIONAL, INC., a Delaware corporation with its principal offices located at 1310 Goshen Parkway, West Chester, Pennsylvania 19380 ("VWR").

1.       PRODUCTS

                  The products covered by this Agreement are those set forth in the attached Addendum A, and all modifications, improvements and developments pertaining thereto (collectively, the "PRODUCTS"). Addendum A shall be amended only in an written amendment signed by both parties hereto. Products may also be added to this Agreement upon mutual agreement.

2.       GRANT OF EXCLUSIVE DISTRIBUTORSHIP

         (a) Except as set forth in Section 2(b) below, SUPPLIER hereby grants to VWR, and VWR hereby accepts, on the terms and conditions stated in this Agreement, the sole and exclusive right during the term of this Agreement to promote, market, sell and distribute the Products for non-clinical use throughout the world (the "Territory").

         (b) (i) The right granted pursuant to Section 2(a) above, shall not include the right to combine any Product with another manufactured product which, when combined with the Product, changes or enhances the function of the manufactured product or the manner in which it is used ("Combined Product"), and promote, market, sell and distribute the same as one product or as a kit. VWR reserves the right to bundle any Product with another manufactured product for marketing and sales purposes.

                  (ii) Notwithstanding anything to the contrary contained in
                  Section 2(a) above, SUPPLIER shall retain the right to directly, but not through non-affiliated third parties, promote, market, sell and distribute the Products for non-clinical throughout the Territory under its own label.

         (c) SUPPLIER specifically reserves all rights to market, sell and distribute, directly and indirectly, (i) the Products for clinical use, and (ii) for non-clinical use when the Product is to be used as part of a Combined Product; provided, however, that should SUPPLIER wish to grant to any non-affiliated third party the right to market, sell and distribute the Products for clinical use, SUPPLIER shall give VWR written notice thereof and for a period of sixty (60) days from the date of such notice VWR shall have a right of first negotiation with SUPPLIER with respect thereto.


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         (d)      The exclusive right granted to VWR pursuant to Section 2(a)
                  hereof, may become non-exclusive, at the option of SUPPLIER, in the event sales of the Products to VWR by SUPPLIER do not equal at least the following dollar amounts during the term of this Agreement:

                           First Year                         $375,000
                           Second Year                        $1,000,000
                           Third Year                         $1,500,000
                           Fourth Year                        $2,000,000
                           Fifth Year and thereafter          $2,500,000

                  In the event VWR's right hereunder becomes non-exclusive pursuant to this Section 2(d), then, in addition to the rights reserved to SUPPLIER under Section 2(b)(ii) above, SUPPLIER may promote, market, sell and distribute the Products for non-clinical use, under any brand name, throughout the Territory, through non-affiliated third parties.

3.       GRANT OF LIMITED LICENSE, LABELING AND PACKAGING OF THE PRODUCTS

         (a) Subject to the terms and conditions set forth in this Agreement, VWR grants to SUPPLIER, and SUPPLIER hereby accepts, a non-assignable license, without the right to sublicense, to use VWR's manuals, logos, copyrighted information, brand names, trademarks and trade names (the "VWR Marks") solely for the purpose of providing the packaging, labeling and branding of the Products, as provided in Section 3(b).

         (b) SUPPLIER shall provide the Products to VWR with certain packaging, labels and branding containing the VWR Marks (hereinafter, the "VWR Labels"). VWR will provide to SUPPLIER VWR Mark artwork for printing on VWR Labels. SUPPLIER shall determine all other aspects of the VWR Labels and their contents including without limitation the format and size, the instructions and warnings and all necessary legal and regulatory requirements (the "Label Specifications"). If VWR revises the VWR Marks, SUPPLIER shall revise the VWR Labels for such new VWR Marks within ninety (90) days of receipt of such changes from the VWR. Supplier shall advise VWR, in advance, of any increase in cost as a result of any such changes to the VWR Marks directed by VWR.

         (c) All VWR labels shall disclose that the Product is proprietary to SUPPLIER and manufactured by SUPPLIER for VWR.

         (d) The final VWR Mark format, but not the content, of the VWR Labels shall be subject to VWR's prior written approval. For this purpose, SUPPLIER shall provide VWR with layout, design, black line sketches, finished art and sample of color proofs in advance of printing and shall supply from the first print run and each subsequent print run samples for VWR's written approval. VWR shall indicate approval or lack thereof within fifteen (15) days of its receipt of such materials. VWR shall indicate the reasons for disapprovals and the changes needed to obtain approval. SUPPLIER shall ensure that each copy thereafter printed shall conform in all respects to what has been approved by VWR and shall not ship or deliver copies of the Labels which do not so conform. SUPPLIER will not proceed with label implementation of any change without written final approval of each label.


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4.       TERM AND RENEWAL

         The initial term of this Agreement shall begin on the date set forth on the signature page of this Agreement and shall continue for a period of five (5) years and, unless earlier terminated as set forth in Section 13 or by either party at the expiration of the then current term upon not less than ninety (90) days' prior notice, shall thereafter renew automatically for additional and successive terms of one (1) year each.

5.       PRICE

         (a) SUPPLIER represents that the prices, discounts, rebates, payment terms and other terms and conditions (collectively, the "Commercial Terms") contained in this Agreement are the optimum offered by SUPPLIER to any customer with a comparable purchase pattern and annual dollar volume. In the event any other similarly situated non-clinical customer is given better Commercial Terms, SUPPLIER agrees to and shall automatically extend the same Commercial Terms to VWR retroactive to the date on which such more favorable Commercial Terms were first offered.

         (b) SUPPLIER shall maintain accurate records of all information necessary for VWR to verify SUPPLIER's compliance with this provision. Such records shall be maintained for at least two
                  (2) years after termination of this Agreement and SUPPLIER shall make such records reasonably available to VWR or its representative, under appropriate confidentiality provisions, solely to enable VWR to verify SUPPLIER's compliance with this provision.

         (c) The price to VWR for the Products purchased pursuant to this Agreement shall be the applicable price for such Products as set forth in Addendum B. SUPPLIER shall be entitled to reasonable price increases from time to time based upon increases in the price paid by SUPPLIER for raw materials used in the manufacture of the Products, such price increases to be negotiated in good faith by SUPPLIER and VWR; provided, however, that SUPPLIER will not propose a price increase for the Products more than once in any calendar year commencing January 1, 2006. In the event that VWR and SUPPLIER mutually agree to a price increase, SUPPLIER shall provide to VWR an updated Master Data File not later than October 1st of the year in which the price increase is agreed upon (three (3) months before the effective date of any such price increase). All pricing information regarding the Products shall be treated as "confidential" in accordance with Section 12 hereof.

6.       VWR'S DUTIES

         VWR SHALL:

         (a) Within thirty (30) days after the execution and delivery of this Agreement, VWR shall inform SUPPLIER of VWR's expected volume requirements for Products for the forthcoming calendar quarter. Thereafter, VWR shall use its commercially reasonable best efforts to inform SUPPLIER, not less than sixty (60) days prior to the forthcoming calendar quarter, of VWR's expected volume requirements for Products for that quarter. In no event shall any forecast provided by VWR be construed to be a requirement that VWR purchase the amount of Products set forth in that forecast.



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         (b)      Submit its order for Products on VWR's standard purchase order form, via electronic data interchange or other method of electronic commerce. All purchase orders shall be governed only by the terms and conditions of this Agreement, notwithstanding any inconsistent preprinted terms or conditions appearing elsewhere on any other VWR or SUPPLIER document.

         (c) Pay all invoiced amounts within forty five (45) days of the receipt of the Products; provided, that VWR shall be given a two percent (2%) discount thereon if all invoiced amounts are paid within thirty (30) days of receipt.

         (d) Communicate to SUPPLIER any modifications, design changes or improvements respecting the Products suggested by any customer.

         (e) Use its best efforts to advertise, promote, market, sell and distribute the Products by methods which in VWR's judgment are best suited for the sale of the products.

         (f) Provide instruction to VWR's customers in the use and routine maintenance of the Products in accordance with advice furnished to VWR by SUPPLIER.

         (g) Properly and courteously resolve billing disputes with SUPPLIER.

         (h) Confer with SUPPLIER to maximize promotion activities and sales of the Products.

7.       SUPPLIER'S DUTIES

         SUPPLIER SHALL:

         (a) Ship all Products FOB origin; via VWR's specified carriers in accordance with VWR's most recently published routing guides and shipping instructions. UPS or similar parcel-like shipments shall be shipped by SUPPLIER to VWR via UPS. VWR acknowledges that once Products are shipped they are non-returnable, except as set forth in Sections 6(a), 7(m)(2), 9(a) and 10(c) hereof.

         (b) Transfer good and marketable title to the Products, free and clear of any liens or encumbrances.

         (c) Pack, package, mark and otherwise prepare all Products for shipment in a manner which is in accordance with the standards of the International Safe Transit Association and good commercial practice, acceptable to common carriers for shipment, and adequate to insure their safe arrival at the named destination. SUPPLIER shall comply with VWR's Global Logistics / Delivery requirements, a copy of which has been delivered to SUPPLIER.


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         (d)      Promptly furnish to VWR, when reasonably requested from time to time and at no cost, reasonable quantities of original factory outer cartons and packaging materials.

         (e) Submit invoices to VWR with each shipment of Products which shall include: purchase order numbers, Product numbers, descriptions of Products, quantities, unit price and complete bill to address for the Products so delivered.

         (f) Properly and courteously resolve billing disputes with VWR, and provide VWR with such information or assistance as VWR may reasonably require to resolve billing disputes with its customers or freight claims with carriers.

         (g) Except as otherwise agreed, deliver Products as instructed by VWR having at least six (6) months of shelf-life remaining from the date of delivery to their expiration dates.

         (h)      Provide the warranties as set forth in Section 10.

         (i) Promptly refer to VWR any inquiries or orders SUPPLIER may receive from VWR customers respecting the Products.

         (j)      During the term of this Agreement and for a period of three
                  (3) years following its termination or expiration, procure and maintain, at its sole cost and expense, with insurers reasonably acceptable to VWR, general comprehensive liability insurance covering each occurrence of bodily injury and property damage in an amount of not less than $2,000,000 combined single limit with endorsements for product and completed operations, blanket contractual liability, and broad form vendor's liability. Such policy of insurance shall name VWR as an additional insured thereunder. SUPPLIER shall furnish to VWR before shipment of any Products a certificate of insurance evidencing the foregoing endorsements, coverages and limits, and providing that such insurance shall not be cancelable or materially changed without at least thirty (30) days' prior written notice to VWR.

         (k) Timely furnish VWR, at no cost, with material safety data sheets in a format acceptable to VWR's MSDS retrieval systems, and any other documentation reasonably necessary to enable VWR to comply with any then prevailing applicable federal or country, state, municipal or local law, rule or regulation (collectively, "Laws") relating to the Products, reasonable quantities of SUPPLIER's sales literature in compliance with VWR's Marketing Guidelines, product insert sheets and customer instruction manuals for each Product, cooperate with VWR for VWR created SUPPLIER literature and catalog modules by completing VWR artwork approval forms upon request in a timely manner and, upon request, suitable copy and photographs for use by VWR in advertising and cataloging. SUPPLIER will maintain accurate and current MSDS documentation and will provide to VWR any revised MSDS documents as necessary.


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         (l)      For each Product sold to VWR, provide VWR with a current and accurate Certificate of Origin pursuant to Article 504 of the North American Free Trade Agreement ("NAFTA"). SUPPLIER agrees to indemnify VWR and its customers from and against any increased duties, penalties or other costs relating to SUPPLIER's failure to provide a current and accurate Certificate of Origin. In addition, VWR may refuse to export Products within the NAFTA region and/or may withhold payment for Products until SUPPLIER complies with all its obligations hereunder.

         (m) Comply (or cause compliance) in all material respects with any Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act, as amended from time to time, and the regulations issued thereunder and similar laws within the Territory, applicable to the conduct of SUPPLIER's business or the manufacture, packaging, labeling and sale to VWR of Products pursuant to this Agreement including, but not limited to, the following:

                  (1) Immediately notifying VWR upon becoming aware of any defect or condition (actual or alleged) which in any way may alter the specifications or quality of any Products, render any Products in violation of any Laws, cause revocation of any regulatory approval with respect to any Products or their sale, give rise to a claim against VWR by any third party, or otherwise negatively affect the salability of any Products.

                  (2) Promptly notifying VWR of any Products affected by holds or recalls, and reimburse VWR for the full price paid by VWR for any Products returned to VWR by a customer, or to SUPPLIER by VWR, due to a recall or other manufacturing defect, plus all taxes, transportation and other costs and expenses incurred by VWR in the return thereof.

         (n) Assist VWR's promotion activities including, without limitation, having SUPPLIER's personnel accompany VWR's sales personnel on sales presentations at such times, at such places and with expenses allocated as may be agreed upon from time to time by VWR and SUPPLIER. SUPPLIER's assistance shall focus particularly in promoting the technical features, capabilities and benefits of the Products. SUPPLIER shall also provide VWR's customers from time to time with reasonable quantities (e.g. 10-15 mmls) of sample Products at no charge, and make Products available from time to time for demonstrations at the facilities of VWR's customers.

         (o) Develop and conduct training programs for VWR's employees with respect to the Products at such times and places as may be agreed upon from time to time by VWR and SUPPLIER, the cost thereof to be borne by VWR.

         (p) Make any claims for unpaid invoices in writing within one year of the date of SUPPLIER's first invoice for such amount. VWR shall not be obligated to make payments for, or investigate, claims which are dated more than one year prior to SUPPLIER's written claim or request for investigation.

         (q)      During the term of this Agreement and for a period of three
                  (3) years following its termination or expiration, keep and maintain in accordance with GAAP complete and accurate records, books of account, reports and other data related to SUPPLIER's sales of Products to VWR during the prior three (3) year period.


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         (r)      Label the Products under such brand name(s), trade name(s), trademark(s) or logo(s) as set forth in Sections 3(b) and 3(c) hereof, and as may be agreed upon by VWR and SUPPLIER from time to time.

         (s) If Products ordered by VWR during the each year of this Agreement remain unsold at the end of such year, then, at the request of VWR delivered to SUPPLIER no later than sixty (60) days after the end of such year, SUPPLIER shall issue a return goods authorization, without any restocking charges, for up to one percent (1%) of the Products ordered by VWR during such year.

         (t) Notify VWR, in writing and no less than six (6) months prior to discontinuing any Product.

         (u) Notify VWR, in writing and no less than thirty (30) days prior to renewal, whenever SUPPLIER reduces VWR's margin on Special Price Quotation (SPQ's) renewal.

         (v) For chemicals, and other regulated products, maintain retention samples of all Products for each individual lot number, until the expiration of the individual lot or as specified by any regulatory agency with regulatory jurisdiction over the Product.

         (w) Notify VWR in writing no less than ninety (90) days prior to any change to Product including, but not limited to, manufacturing process or location, labeling, raw materials, packaging, characterization, specification, analytical testing or origin or any other change affecting form, fit or function of the affected Products. VWR shall have the right to audit SUPPLIER's facilities to determine compliance with applicable federal, state, and local laws, regulations and rules and other requirements applicable to the Products. Such audits shall be scheduled at mutually agreeable times upon reasonable advance written notice to SUPPLIER, shall be at VWR'S expense, and shall not occur more than one (1) time per calendar year unless required by SUPPLIER's compliance status or VWR's obligations to its customers. In connection with performing such audits, VWR shall comply with all reasonable rules and regulations promulgated by SUPPLIER. All information disclosed or reviewed in such inspections shall be deemed to be the property of SUPPLIER and SUPPLIER Confidential Information.

         (x) Implement and support a dedicated toll-free technical support line for end-users and VWR sales representatives to support the VWR Private Label line.

         (y) Make available at SUPPLIER's offices, by email or telephone, its merchandising manager to aid VWR in the development and production of a mutually agreed amount of full color flyers, and/or brochures.


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         (z)      Provide other merchandising support including regular Market
                  Reporter articles and competitive cross-references.

8.       FORCE MAJEURE

         (a) In the event either party is prevented from performing its obligations under this Agreement solely by circumstances beyond the reasonable control and without the fault or negligence of the party obligated to perform (including, without limitation, strikes or other labor difficulties except those involving either party, war, shortages of power or raw material, Laws or acts of God), upon the prompt giving of notice to the other party detailing such force majeure event and its anticipated duration, the obligations of the party so prevented shall be excused during such period of delay, and such party shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible. The party invoking a force majeure event shall notify the other party promptly upon the termination of such event.

         (b) During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of a force majeure event, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

9.       PROPRIETARY RIGHTS

         (a)      PATENTS AND INFRINGEMENT

                  SUPPLIER shall prosecute diligently each application for patent which is now or hereafter pending covering some one or more of the Products and on issuance diligently prosecute each infringer thereof. SUPPLIER shall repurchase from VWR, at a price equivalent to the full purchase price paid by VWR, any quantity of Products in VWR's inventory which VWR reasonably believes it should not or cannot sell, based on the reasonable opinion of VWR's counsel that future sales by VWR may result in patent, trade name, trademark, service mark, copyright or trademark infringement, or violation of any other proprietary right, or because of a decision, whether interlocutory or final, rendered in an action alleging any such infringement or violation.

         (b)      OWNERSHIP OF PROPRIETARY RIGHTS

                  (1) SUPPLIER recognizes that VWR is the owner of certain brand names, trademarks, trade names, logos and other intellectual property, including the VWR Marks, connoting VWR which is proprietary to VWR, and that SUPPLIER has no right or interest in or to any of such intellectual property, other than as provided in
                           Section 3(a) hereof.

                  (2) Except as otherwise contemplated by this Agreement, neither SUPPLIER nor VWR, shall, without the prior written consent of an authorized officer of the other party, use any of such other party's brand names, trademarks, trade names or logos, or adopt, use or register any words, phrases or symbols so nearly resembling any of such other party's brand names, trademarks, trade names or logos as to be likely to lead to confusion or uncertainty, or to impair or infringe the same in any manner, or otherwise imply any endorsement by one party of the other party or its products or services.


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                  (3)      VWR recognizes that SUPPLIER is the owner of patents,
                           trademarks and other intellectual property with respect to the Products, and that VWR has no right or interest in or to such intellectual property.

10.      PRODUCT WARRANTIES

         (a) As a condition of this Agreement, SUPPLIER specifically represents and warrants to VWR that all Products shipped by SUPPLIER to or on the order of VWR, its subsidiaries, affiliates, divisions, subdistributors, agents, representatives or customers, as of the date of such shipment:

                  (1) Are free from defects in design, operation, workmanship and materials, conform in all respects with all labeling and product insert sheets and other product specifications and claims made by SUPPLIER for them, are produced consistent with good manufacturing practices and good quality control practices.

                  (2) Do not infringe upon any patent, trade name, trademark, service mark, copyright, or other proprietary rights of third parties.

                  (3) Are not products which may not be introduced into commerce, adulterated or misbranded, or banned devices, within the meaning of the Act or any other Laws.

                  (4) Are manufactured, priced, sold, labeled and packaged in compliance with all Laws applicable to the Products including, without limitation, environmental protection, health and safety, energy, and employment and labor laws, rules and regulations, and applicable industry codes and standards and the California Safe Drinking Water and Toxic Enforcement Act of 1986, as amended from time to time.

                  (5) Are not hazardous substances or, if they are hazardous substances, are not misbranded or banned hazardous substances within the meaning of the Federal Hazardous Substances Act, as amended from time to time (including the former Federal Caustic Poison Act), and are labeled and packaged in accordance with all Laws relating to hazardous substances.

                  (6) To the extent such Products are subject to the Flammable Fabrics Act, as amended from time to time, and regulations thereunder, have reasonably and representatively been tested as prescribed by the Consumer Product Safety Commission to ensure conformity, at the time of shipment, to the flammability standards in effect under the Flammable Fabrics Act, as amended from time to time, any applicable codes of the National Fire Protection Association, and any other Laws relating to flammable substances.


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                  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT,
                  SUPPLIER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS. SUPPLIER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         (b) SUPPLIER authorizes VWR to pass through all warranties to VWR's customers.

         (c) SUPPLIER shall promptly replace, at no cost to VWR, any Product which is defective or non-conforming, with a non-defective or conforming Product (as applicable) or, at VWR's option, credit VWR's account for all amounts paid with respect to the defective or non-conforming Product. SUPPLIER shall pay all taxes, transportation and other costs and expenses incurred by VWR in the replacement of any defective or non-conforming Product.

11.      INDEMNIFICATION BY SUPPLIER

         (a)      INDEMNIFICATION

                  SUPPLIER shall indemnify, defend, and hold harmless each of VWR, its subsidiaries, affiliates, divisions, subdistributors, agents, employees, representatives and customers, and its or their respective successors and assigns (each, an "INDEMNIFIED PARTY") from and against, and in respect of, any and all actions, claims, suits, judgments, damages, liabilities, losses, penalties, costs and expenses (including, without limitation, attorneys' fees) of every kind whatsoever (collectively, "DAMAGES") arising in any manner out of or from, or in connection with any actual or alleged (i) patent, copyright or trademark infringement, or violation of any other proprietary right, arising out of the purchase, sale, distribution or use of any Product, (ii) breach by SUPPLIER of any term or provision of this Agreement, (iii) personal injury, wrongful death or property damage arising out of or relating to any Product including, but not limited to, the use of any Product, and (iv) wrongful or negligent act or omission by SUPPLIER and its officers, directors, shareholders, agents, servants, employees, representatives or subcontractors; provided, that this Section 11(a) shall not obligate SUPPLIER to indemnify any Indemnified Party for any portion of Damages (except for Damages based on theories of strict liability) directly attributable to, and directly caused by, the gross negligence of an Indemnified Party or any unauthorized warranty relating to the Products by VWR.


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         (b)      PROCEDURE

                  Each Indemnified Party shall notify SUPPLIER of any third party claim for which such Indemnified Party seeks indemnification under this Agreement; provided, that the failure to deliver such notice shall not affect SUPPLIER's obligations to any Indemnified Party under this Section 11 except to the extent that such failure results in (i) the failure of actual notice to SUPPLIER, and (ii) damage to SUPPLIER, or an increase in SUPPLIER's indemnification liability, solely as a result thereof. SUPPLIER may, but is not obligated to, assume the defense of any claim to which this Section 11 relates or may relate, and may appoint legal counsel responsible for such defense; provided, that if SUPPLIER chooses to assume such defense, any Indemnified Party may, at its own expense, select its own counsel to represent it; and provided further, that SUPPLIER may not settle any such claim against an Indemnified Party without the prior written consent of such Indemnified Party. If SUPPLIER elects not to assume such defense, such Indemnified Party may elect to do so and SUPPLIER shall pay all costs and expenses of counsel selected by such Indemnified Party in connection with such defense. Any legal counsel appointed by SUPPLIER to defend such a claim shall be experienced in the type of litigation involved and shall be reasonably satisfactory to VWR. SUPPLIER and each Indemnified Party shall cooperate fully in connection with all matters related to the defense of any such claim.

         (c)      LIMITATION ON LIABILITY

                  EXCEPT TO THE EXTENT INCLUDED IN DAMAGES FOR AN INDEMNIFIED THIRD PARTY CLAIM UNDER SECTION 11(a) HEREOF, SUPPLIER SHALL NOT BE LIABLE TO ANY INDEMNIFIED PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM ANY INDEMNIFIED PARTY) FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND (INCLUDING LOST REVENUES OR PROFITS OR LOSS OF BUSINESS) IN ANY WAY RELATING TO THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION AS A RESULT OF ANY BREACH OF WARRANTY OR OTHER TERM OF THIS AGREEMENT OR AS A RESULT OF NEGLIGENCE OR BREACH OF STATUTORY DUTY), REGARDLESS OF WHETHER SUPPLIER WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.


12.      CONFIDENTIALITY

         (a)      INFORMATION

                  During the term of this Agreement, each party may have or may be provided access to the other party's confidential information and materials (including, without limitation, marketing, sales and new product development information). All such information which, if in written or other tangible form, is clearly designated as "confidential" or, if disclosed orally, is designated as "confidential" in a written memorandum delivered by the disclosing party promptly following such oral disclosure, shall be retained in confidence in accordance with the terms of this Agreement and any applicable separate nondisclosure agreement between SUPPLIER and VWR. Further, neither party shall (except as expressly authorized herein during the term of this Agreement), either during the term of this Agreement or after its termination or expiration, use, publish or disclose or cause or permit anyone else to use, publish or disclose any such information, unless the disclosing party can show by written evidence that such information was known to it at the time of receipt thereof from the other party, or until such information becomes publicly available through no fault of the disclosing party, and except as disclosure may be required by, or pursuant to, Laws or other act or order of any court, government or governmental agency, as to which the disclosing party shall give the party whose information is being disclosed prompt notice, and with whom the disclosing party shall confer on the possibility of seeking a protective order or other means to preserve the confidentiality of the information required to be disclosed.

         (b)      TERMINATION

                  Upon termination or expiration of this Agreement, each party shall either return all copies of any confidential information of the other party described in Section 12(a) in such first party's possession or control, or certify in writing that all such tangible information has been destroyed.

         (c)      REMEDY

                  Each party recognizes and acknowledges that the other party would not have any adequate remedy at law for the breach by the first party of any one or more of its obligations contained in this Section 12, and agrees that in the event of any such actual or potential breach, the non-breaching party may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin the other party therefrom.

13.      TERMINATION

         (a) Either party shall have the right to terminate this Agreement, effective immediately upon notice and without prejudice to any of its other rights or remedies, if the other party:

                  (i)      BANKRUPTCY OR INSOLVENCY

                  Becomes insolvent, bankrupt or shall generally fail to pay its debts as such debts become due; admits in writing its inability to pay its debts; has a receiver or trustee appointed for it or its property; makes an assignment for the benefit of its creditors; has commenced by, for or against it any proceedings under any Law related to bankruptcy, insolvency or the reorganization or the release of debtors; or becomes liquidated or dissolved.

                  (ii)     FORCE MAJEURE

                  Is affected by a force majeure event which continues for more than six (6) consecutive months.

                  (iii)    DEFAULT OR BREACH

                  Defaults or is in breach of any material term or provision of this Agreement, and fails (i) within ten (10) days following delivery by the terminating party of a notice specifying such default or breach, to notify the terminating party that such default or breach has been cured or shall be cured within thirty (30) days following delivery of such notice, or (ii) within thirty (30) days following delivery by the terminating party of such notice, to remedy such default or breach to the terminating party's reasonable satisfaction.

         (b)      TERMINATION FOR CONVENIENCE

                  VWR may terminate this Agreement at any time with or without cause and without liability for such termination, upon ninety
                  (90) days written notice to SUPPLIER.

14.      PROCEDURES ON TERMINATION OR EXPIRATION

         (a)      WINDUP

                  For a period of sixty (60) days following the effective date of termination of this Agreement by VWR pursuant to Section 13(b), SUPPLIER shall continue to honor VWR's orders for Products, and VWR shall pay for the Products on the terms and conditions of this Agreement.

         (b)      SURVIVAL

                  The provisions of Sections 6(c), 7(b), 7(f), 7(j), 7(m), 7(p), 7(q), 9, 10, 11, 12 and this 14 shall remain in full force and effect following the termination or expiration of this Agreement.

15.      MISCELLANEOUS

         (a)      NOTICES

                  All notices required by this Agreement shall be in writing, and shall be effective on receipt if delivered personally, on the first business day following the date of mailing if sent by a nationally recognized courier guaranteeing next day delivery, or on the third business day following the date of mailing if sent by certified mail, postage prepaid, addressed as follows (or to such other addresses as may be designated by similar notice from time to time delivered to the other party):

                           If to SUPPLIER, to:

                                    BioLife Solutions, Inc.
                                    171 Front Street
                                    Owego, New York 13827
                                    Attention: John G. Baust, Ph.D.


                           If to VWR, to:

                                    VWR International, Inc.
                                    1310 Goshen Parkway
                                    West Chester, PA  19380
                                    Attention: John A. D'Errico
                                    e-mail address: john_derrico@vwr.com

                                    (must be followed-up with written copy)

         (b)      US GOVERNMENT PROCUREMENT REGULATIONS

                  If the Products to be furnished by SUPPLIER are to be used in the performance of a U.S. government contract or subcontract, those clauses of the applicable U.S. Government procurement regulation which are required by Federal Statute to be included in U.S. Government subcontracts shall be incorporated herein by reference including, without limitation, the Fair Labor Standards Act of 1938, as amended.

         (c)      MERGER, MODIFICATION AND WAIVER

                           This Agreement, the attached Addenda and VWR's Global
Logistics and Delivery Requirements and Regulatory Requirements are the entire agreement between the parties with respect to the subject matter hereof, there being no prior or contemporaneous written or oral promises or representations not incorporated herein. No amendment, modification or waiver of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound and, in the case of a waiver, shall be effective only in the specific instance, and for the specific purpose for which given, and shall not be construed as a waiver of any subsequent breach. The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

         (d)      CONSTRUCTION AND INTERPRETATION

                  The captions in this Agreement have been inserted for convenience of reference only and do not constitute a part of, and shall not be considered in construing, this Agreement. If any portion of this Agreement is held by a court of competent jurisdiction to be invalid for any reason, the remainder of this Agreement shall not be deemed invalid but shall remain in full force and effect. No course of dealing, usage of trade or course of performance shall supplement, explain or amend any term, condition or instruction of this Agreement, or any shipment of Products hereunder.

         (e)      APPLICABLE LAW AND VENUE

                  This Agreement is made pursuant to, and shall be construed and enforced exclusively in accordance with, the internal laws of the State of Delaware (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law. The United Nations Convention on Contracts for the International Sales of Goods expressly does not apply.

         (f)      AUTHORITY TO ENTER INTO AGREEMENT

                  SUPPLIER represents and warrants that it is authorized to enter into this Agreement and that in so doing it is not in violation of the terms or conditions of any contract or other agreement to which it may be a party.

         (g)      ASSIGNMENT

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and designees; provided, however, that SUPPLIER shall not have the right to transfer, assign or delegate its rights or obligations under this Agreement or any portion thereof without the prior written consent of an authorized representative of VWR, which consent shall not be unreasonably withheld (except that SUPPLIER may assign this Agreement to a parent, subsidiary or successor corporation without such consent).

         (h)      NATURE OF RELATIONSHIP

                  Neither party, its agents or employees shall, under any circumstances, be considered to be an agent, partner, joint venturer or representative of the other party, or anything other than an independent contractor for all purposes of this Agreement, and except as may be authorized specifically in writing, neither party has express or implied authority to bind the other in any manner whatsoever by virtue of this Agreement.

         (i)      COUNTERPARTS

                  For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                          BIOLIFE SOLUTIONS, INC.


                                          By:/s/ John G. Baust
                                             ---------------------------
                                             Authorized Representative
                                             Name:  John G. Baust
                                             Title:     President
                                             Date:  May 12, 2005


                                          VWR INTERNATIONAL, INC.


                                          By:/s/ Kevin Leak
                                             ---------------------------
                                             Authorized Representative
                                             Name: Kevin Leak
                                             Title: VP Strategic Sourcing
                                             Date:  May 5, 2005